                                MERGER AGREEMENT






                        CHANCELLOR BROADCASTING COMPANY

                          EVERGREEN MEDIA CORPORATION

                         MORRIS ACQUISITION CORPORATION

                                      AND

                             KATZ MEDIA GROUP, INC.




                                 JULY 14, 1997




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                                MERGER AGREEMENT


     THIS MERGER AGREEMENT (this "Agreement") is entered into as of July 14, 1997 by and among: Chancellor Broadcasting Company, a Delaware corporation ("Chancellor"); Evergreen Media Corporation, a Delaware corporation ("Evergreen") (each of Chancellor and Evergreen, a "Parent" and collectively "Parents"); Morris Acquisition Corporation, a Delaware corporation jointly owned by Chancellor and Evergreen ("Merger Sub"); and Katz Media Group, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     Acquisition and Merger. The Boards of Directors of each Parent, Merger Sub and the Company have determined that it is in the best interest of their respective companies and their stockholders to consummate the business transactions contemplated herein. In order to effectuate such transaction, (i) Parents have organized Merger Sub as a jointly owned subsidiary to make a tender offer to purchase the Common Stock of the Company and (ii) the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge Merger Sub with and into the Company so that the Company continues as the surviving corporation and becomes a jointly owned subsidiary of each of Parents.

     Definitions.  Capitalized terms not defined in text are used as defined in
Section 8.1 hereof.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


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                                   ARTICLE  I

                         THE OFFER; THE MERGER; CLOSING


      1.1.  THE OFFER.

            (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 hereof and that none of the events set forth in Annex 1 hereto shall have occurred or be existing, as promptly as practicable, but in any event within five business days of the date of this Agreement, Merger Sub shall, and Parents shall cause Merger Sub to, commence an offer (the "Offer") to purchase for cash all shares of the issued and outstanding shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company at a price of $11.00 per share in cash (the "Offer Price"). The obligations of Merger Sub to accept for payment and to pay for any shares of Common Stock validly tendered and not withdrawn shall be subject only to the conditions set forth on Annex 1 hereto (the "Tender Offer Conditions").

                 Without the written consent of the Company, prior to termination of this Agreement, Merger Sub shall not terminate the Offer, decrease the Offer Price, decrease the number of shares of Common Stock being sought in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), add additional conditions to the Offer, or make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Common Stock, it being agreed that neither a waiver by Merger Sub of any Tender Offer Condition (other than the Minimum Condition (as defined in Annex 1 hereto)) in whole or in part at any time and from time to time in its discretion, nor the extension of the Offer as permitted in subsection (b) below, shall be deemed to be adverse to any holder of shares of Common Stock. It is agreed that the conditions set forth on Annex I are for the sole benefit of Parents and Merger Sub and may be asserted by Parents or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parents or Merger Sub, in whole or in part at any time and from time to time, in its sole discretion. The failure by Parents or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parents or Merger Sub with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Company agrees that no shares of Common Stock held by the Company will be tendered in the Offer.


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            (b)  The Offer shall be made by means of an offer to purchase and related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"). Notwithstanding the foregoing, Merger Sub expressly reserves the right to increase the Offer Price and extend the Offer: (i) if any of the Tender Offer Conditions have not been satisfied, for the period of time Merger Sub deems reasonably necessary to satisfy such condition; and (ii) to the extent required by law. Upon the terms and subject to the conditions of the Offer, Merger Sub shall purchase the shares of Common Stock which are validly tendered and not withdrawn on or prior to the expiration of the Offer. The Offer initially shall expire at 12:00 midnight eastern standard time on the 20th business day following the date of commencement of the Offer (such date and time, as extended in accordance with the terms hereof, the "Expiration Date").


            (c) On the date the Offer is commenced, Merger Sub shall file with the SEC a tender offer statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related Letter of Transmittal and summary advertisement, as well as all other information and exhibits required by law. Each of Parents, Company (solely with respect to information it has supplied) and Merger Sub agrees promptly to correct any information in the documents pursuant to which the Offer will be made (the "Offer Documents") that shall be or have become false or misleading in any material respect and each of Parents and Merger Sub further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of the Common Stock, in each case if, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review the Schedule 14D-1 prior to its being filed with the SEC. Parents and Merger Sub agree to provide the Company and its counsel with any written comments Parents, Merger Sub or their counsel may receive from the SEC with respect to the Offer Documents, promptly after the receipt of such comments.

            (d) The Company hereby represents and warrants that the Board of Directors of the Company (the "Board of Directors") (at a meeting duly called and held) has by the requisite vote of such Board of Directors and a separate unanimous approval of the directors of the Company who are neither employees of the Company nor employees of any Affiliate of DLJ Merchant Banking Partners, L.P.: (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the holders of Common Stock; (ii) approved the Offer and the Merger subject to the


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                 terms and conditions set forth herein; (iii) resolved to
                 recommend that the stockholders of the Company accept the Offer and tender their shares of Common Stock thereunder to Merger Sub and approve the Merger; (iv) approved and adopted the Merger, this Agreement, the Stockholder Tender Agreement (the "Stockholder Tender Agreement") and the Management Tender Agreement (the "Management Tender Agreement"). The Company further represents and warrants that the transactions contemplated by this Agreement, the Stockholder Tender Agreement and the Management Tender Agreement have been approved for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby by the unanimous vote of all of the directors of the Company and a separate unanimous approval of the directors of the Company who are neither employees of the Company nor employees of any Affiliate of DLJ Merchant Banking Partners, L.P. The Company shall file with the SEC as soon as practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in the preceding sentence subject to the Board of Directors of the Company concluding in good faith, based on advice of its counsel and investment bankers, that not making such recommendation is an action necessary in order for such Board of Directors to comply with its fiduciary obligations under applicable law. Parents, Merger Sub and their counsel shall be given the opportunity to review the Schedule 14D-9 and any amendment or supplement thereto prior to its filing with the SEC. If at any time prior to the expiration or termination of the Offer any event occurs which is required by applicable law to be described in an amendment to the Schedule 14D-9 or any supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. In connection with the Offer, the Company will promptly furnish Merger Sub with mailing labels, security position listings, and any available listing or computer list containing the names and addresses of the record holders of Common Stock as of the most recent practicable date, the Company shall also furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders.


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      1.2.  COMPOSITION OF THE BOARD OF DIRECTORS.

            (a) Promptly upon the acceptance for payment of, and payment by Merger Sub, in accordance with the Offer, for shares of Common Stock pursuant to the Offer, and from time to time thereafter as shares of Common Stock are acquired by Merger Sub, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, but at no time prior to the Effective Time (as hereinafter defined) more than three fewer than the total number of directors on the Board of Directors of the Company, equal to that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Merger Sub or Parents bears to the number of shares of Common Stock outstanding. The Company shall, at such time, cause Merger Sub's designees to be so elected.

            (b) The Company's obligations to cause designees of Merger Sub to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
                 Section 1.2(b), and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parents and Merger Sub will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

            (c) After the time that Merger Sub's designees constitute at least a majority of the Board of Directors of the Company (the "Change in Majority Directors") and until the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parents or Merger Sub or waiver of the Company's rights hereunder shall also require the approval of a majority (or such higher percentage as is required under the bylaws of the Company) of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors"). If the number of Continuing Directors prior to the Effective Time is reduced below three for any reason, the remaining Continuing Directors or Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement.

            (d) Notwithstanding the forgoing, the last two directors to be removed pursuant to this Section 1.2 shall be Messrs. Olds and Olson.



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      1.3.  THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Merger Sub shall cease.

      1.4. CONVERSION OF SECURITIES; PAYMENT TO STOCKHOLDERS. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parents or Merger Sub:

            (a) Each outstanding share of Common Stock of the Company other than Excluded Shares (as defined below) and Dissenting Shares (as defined in Section 1.7) shall be converted into and become the right to receive the Offer Price in cash without interest (the "Merger Consideration"). Each share of common stock of Merger Sub issued and outstanding at the Effective Time shall be converted into ten (10) shares of the Surviving Corporation. All shares of Common Stock that are owned directly or indirectly by the Company, Parents, Merger Sub or any of the Parents' Subsidiaries at the Effective Time (the "Excluded Shares") shall be canceled, and no consideration shall be delivered in exchange therefor.

            (b) (i) Parents shall authorize one or more persons to act as Paying Agent hereunder (the "Agent") to receive the funds to which holders of shares of the Common Stock shall become entitled hereunder.

                 (ii) As soon as practicable after the Effective Time, upon surrender to the Paying Agent for cancellation of one or more certificates representing shares of Common Stock to be converted into the right to receive the Merger Consideration, the Merger Consideration shall be paid with respect to such shares in accordance with Section 1.9.

                 (iii) As of the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in cash in consideration therefor upon surrender of such certificate.

                 (iv) The Paying Agent and Parents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as the Paying


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                 Agent, Merger Sub or Parents, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock in respect of which such deduction and withholding was made.

                 (v) In the event that a certificate representing Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the cash in respect thereof. The owner of such lost, stolen or destroyed certificate shall deliver to Parents such indemnity as it may reasonably direct as protection against any claim that may be made against Parents with respect to the certificate alleged to have been lost, stolen or destroyed.

            (c) From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made.

            (d) Promptly following the first anniversary of the Effective Date, the Paying Agent shall deliver to Parents the Merger Consideration, all cash held for payment of fractional shares and all other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat and similar laws.

      1.5. FILING OF CERTIFICATE OF MERGER. At the Closing, the parties shall cause the Merger to be consummated by filing a duly executed Certificate of Merger with the Secretary of State of the State of Delaware, in such form as the Company determines is required by and in accordance with the relevant provisions of the DGCL (the date and time of such filing is referred to herein as the "Effective Date" and "Effective Time" respectively).

      1.6. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided under the DGCL. Without limiting the generality of the foregoing, at the Effective Time:

            (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Parents shall cause Merger Sub to merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the Surviving Corporation and


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                 shall, following the Merger, be governed by the laws of the
                 State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.

            (b) The Certificate of Incorporation of the Company shall be amended at the Effective Time to read as set forth in Exhibit A hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Company until duly amended in accordance with the terms thereof and the DGCL.

            (c) The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

            (d) At the Effective Time, the Continuing Directors shall resign (unless requested not to do so in the case of Messrs. Olds and Olson) and the other directors of the Company immediately prior to the Effective Time shall remain in office and be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      1.7. DISSENTING SHAREHOLDERS. Notwithstanding the provisions of this Section or any other provisions of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by persons (collectively, the "Dissenting Stockholders") who have properly demanded appraisal of their shares of Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the rights to receive any of the pro rata Merger Consideration applicable to such shares at or after the Effective Time but shall become the rights to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such rights to appraisals and payments under the DGCL. If a holder of such Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and shall represent solely the right to receive the pro rata Merger Consideration applicable to such shares, without any interest therein, as


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            provided in Section 1.4.  The Company shall give Parents:  (i)
            prompt notice of any written demands for appraisal, withdrawals of demands for any appraisal and any other similar demands or instruments served pursuant to the DGCL, received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parents, settle or offer to settle any such demands.

      1.8. THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger, the closing of the transactions hereunder (the "Closing") shall take place on or before five days following the satisfaction of the conditions in Articles VI and VII, at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in New York, New York, or such other place and time as Parents and the Company may otherwise agree. The date on which such Closing occurs is herein referred to as the "Closing Date".

      1.9. PROCEDURE AT THE CLOSING. At the Closing, the parties agree that the following shall occur:

            (a) The Company shall have satisfied each of the conditions set forth in Article VI and shall deliver to Parents the documents, certificates, opinions, consents and letters required by Article VI.

            (b) Parents and Merger Sub shall have satisfied each of the conditions set forth in Article VII and shall deliver to the Company the documents, certificates, consents and letters required by Article VII.

            (c)  The Merger Consideration shall be paid.


                                  ARTICLE  II

                         REPRESENTATIONS AND WARRANTIES

                                 OF THE COMPANY

     As a material inducement to Parents and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the following representations and warranties to Parents and Merger Sub:

      2.1.  CORPORATE STATUS; SUBSIDIARIES.


            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the


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                 requisite power and authority to own or lease its properties and to carry on its business as presently conducted. The Company is legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of the properties and the conduct of its business require such qualification and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not cause a Material Adverse Effect to the Company. There is no pending or, to the knowledge of the Company, threatened proceeding for the dissolution, liquidation or insolvency of the Company.

            (b)  Each of the Company's Subsidiaries is a
                 corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted, except where to the failure to so qualify would not cause a Material Adverse Effect on the Company. Each of the Company's Subsidiaries is legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of its properties and the conduct of its business require such qualification, and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not cause a Material Adverse Effect on the Company. There is no pending or threatened proceeding for the dissolution, liquidation or insolvency of any of the Company's Subsidiaries.

      2.2. POWER AND AUTHORITY. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all action on the part of its Board of Directors necessary to authorize its execution and delivery of this Agreement.

      2.3. ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      2.4. CAPITALIZATION.

            (a) As of the date hereof, the authorized capital stock of the Company consists of 26,000,000 shares of Common Stock and 4,000,000 shares of preferred stock. As of July 11, 1997 (i) 13,682,079 shares of Common Stock were validly issued and outstanding, fully paid and non-assessable, of which 207,751 shares were held in treasury; (ii) there were 1,475,768 shares of

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


                 Common Stock reserved for issuance upon exercise of outstanding options; (iii) there were 45,673 shares of Common Stock reserved for issuance in connection with Restricted Stock grants; and (iv) no shares of preferred stock were issued or outstanding. Except as set forth on Schedule 2.4(a) of the Disclosure Statement previously delivered by the Company to representatives of Parents (the "Company Disclosure Statement"), (1) no preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of the Company, and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated hereby; (2) there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock) (the matters in clauses (1) and (2) with respect to any entity being referred to as "Equity Rights"); (3) there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company (being referred to with respect to any entity as "Equity Programs"); (4) there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company (being referred to with respect to any entity as "Voting Agreements"); (5) and there are no outstanding agreements, arrangements or understandings pursuant to which the Company is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock (being referred to with respect to any entity as "Redemption Rights").

            (b) Set forth on Schedule 2.4(b) of the Company Disclosure Statement is a complete and accurate list showing, as of the date hereof, all Subsidiaries of the Company (other than NCC) and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. Except as set forth on Schedule 2.4(b), no class of capital stock of any Subsidiary of the Company is subject to any Equity Rights, Voting Agreements, Equity Programs or Redemption Rights. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and non-assessable and is owned by the Company or by a Subsidiary of the Company as set forth on Schedule 2.4(b), free and clear of all Liens other than the Liens securing the KMC Credit Agreement. Neither the Company nor any such Subsidiary is a party to any agreement restricting the transfer or hypothecation of any shares of any such Subsidiary's capital stock (generally being referred to as "Transfer Restrictions"), other than as provided in the KMC Credit Agreement and the Indenture governing the 10 1/2% Notes. Except as set forth on Schedule 2.4,


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


                 the Company does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person other than such Subsidiaries.

            (c) All of the partnership interests of each partnership Affiliate beneficially owned directly or indirectly by the Company or any Subsidiary are set forth on
                 Schedule 2.4(c) of the Company Disclosure Statement and have been validly created pursuant to the partnership agreement of such Partnership Affiliate and all of the partnership interests of each partnership Affiliate owned by the Company or any Subsidiary, as applicable, are free and clear of any Liens, Equity Rights, Voting Agreements, Redemption Rights or Transfer Restrictions, except as set forth in the partnership agreements relating to such partnership interests or on
                 Schedule 2.4(c) of the Company Disclosure Statement.

      2.5. NO VIOLATION. Except as set forth on Schedule 2.5 of the Company Disclosure Statement, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) contravene any provision of the certificate of incorporation, bylaws or other organizational documents, (as to any entity, "Organizational Documents") of the Company or any Subsidiary; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against the Company or any Subsidiary;
            (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, or adversely affect the rights and privileges of the Company or any Subsidiary under, any Contract which is applicable to, binding upon or enforceable against the Company or its Subsidiaries; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company or any Subsidiary; (v) give to any individual or entity a right or claim against the Company, which would have a Material Adverse Effect on the Company; or (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (A) pursuant to the Exchange Act and applicable inclusion requirements of AMEX, (B) filings required under the HSR Act, (C) any filings required to be made by Parents or Merger Sub, or (D) any governmental permits or licenses required to operate the business of Parents or Merger Sub.

      2.6.  REPORTS AND FINANCIAL STATEMENTS.  From January 1, 1997 until the date hereof, the Company has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to, any Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "Company Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made,
            not misleading.  The financial statements of        the Company
            included in the Company Reports comply as to form in all material
            respects with applicable accounting         requirements and the
            published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods presented (except, as noted therein, or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the financial position of the Company and its consolidated subsidiaries as of the date thereof and the results of their operations and their cash flows for the periods then ended.

      2.7.  REPRESENTATION AGREEMENTS.

            (a) Except as set forth on Schedule 2.7(a) of the Company Disclosure Statement, each Representation Agreement is in full force and effect and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company, and there is not (i) any breach by the Company or any Subsidiary of the Company, or to the knowledge of the Company, any other party, in the performance of any obligation to be performed under any such Representation Agreement; (ii) to the Company's or any Subsidiary's knowledge, any written notice of cancellation or termination of any such Representation Agreement; or (iii) any Representation Agreement that has been canceled or terminated since July 1, 1996 in respect of a terminated station or terminated group of affiliated stations that represented in excess of $20 million in annualized billings, except in each case for such as would have no reasonable likelihood of having a Material Adverse Effect on the Company.

            (b) Except in each case where the failure would have no reasonable likelihood of having a Material Adverse Effect (i) the information on Schedule 2.7(b)(i) of the Company Disclosure Statement is true and correct in all material respects; (ii) true and correct copies of all Master Agreements pertaining to the radio broadcast companies listed on Schedule 2.7(b)(ii) of the Company Disclosure Statement that are covered by a Master Agreement have been made available to representatives of the Parents; (iii) each Station Agreement for a radio station covered by such a Master Agreement is in substantially the form or otherwise contains provisions for termination contemplated by the related Master Agreement; and (iv) the

                 Station Agreements relating to the stations referred to on
                 Schedule 2.7(b)(i) that are not covered by a Master Agreement have termination provisions that require the related stations to give not less than one year's advance written notice prior to termination and provide that a termination by a client without such prior written notice entitles the Company or its Subsidiary to at least its standard commission under the Station Agreement for not less than a 12 month period from the date of such client's termination.

            (c) Except in each case where the failure would have no reasonable likelihood of having a Material Adverse Effect,
                 (i) the information on Schedule 2.7(c)(i) of the Company Disclosure Statement is true and correct in all material respects; (ii) true and correct copies of all Master Agreements pertaining to the television broadcast companies listed on Schedule 2.7(c)(ii) of the Company Disclosure Statement that are covered by a Master Agreement have been made available to representatives of the Parents; (iii) each Station Agreement for a television station covered by a Master Agreement is in substantially the form or otherwise contains provisions for termination contemplated by the Master Agreement; and (iv) the Station Agreements relating to the stations referred to on Schedule 2.7(c)(i) that are not covered by a Master Agreement have termination provisions that require the related stations to give not less than six month's advance written notice prior to termination and provide that a by a client without such prior written notice entitles the Company or its Subsidiary to at least its standard commission under the Station Agreement for not less than a six month period from the date of such client's termination.

            (d) The Company makes no representation in this Section 2.7 regarding Representation Agreements with Parents, Capstar Radio or any of their respective Affiliates.

      2.8. NO COMMISSIONS. Except as disclosed on Schedule 2.8 of the Company Disclosure Statement, the Company has not incurred any obligation for any finder's, broker's, or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

      2.9.  MATERIAL DEVELOPMENTS; ABSENCE OF UNDISCLOSED LIABILITIES.
            Except as disclosed in or contemplated by the Company Reports filed prior to the date hereof or as disclosed on Schedule 2.9 of the Company Disclosure Statement, there has been no Material Adverse Change with respect to the Company since December 31, 1996. Except as disclosed in or contemplated by the Company Reports filed prior to the date hereof or as set forth on Schedule 2.9 of the Company Disclosure Statement, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except liabilities incurred in the ordinary course of business consistent with past practice, or other liabilities which would not have a reasonable likelihood of having a Material Adverse Effect on the Company.

      2.10. TAXES. All Tax Returns required to be filed by the Company or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, except where the failure to file such returns, reports and statements would have no reasonable likelihood of having a Material Adverse Effect on the Company, all such Tax Returns are true and correct in all material respects, and, except as disclosed on Schedule 2.13 of the Company Disclosure Statement, there is no liability for Taxes for any taxable year or other period ending on or before the date hereof (as if the date hereof were the end of a taxable year or period) in excess of reserves therefore that have been established on the books of the Company or such a Tax Affiliate, as the case may be, in conformity with GAAP except as has arisen in the ordinary course of business since March 31, 1997 or except as would have no reasonable likelihood of having a Material Adverse Effect on the Company. The Company and each of the Tax Affiliates have complied with all applicable laws, rules, and regulations relating to the withholding and payment of Taxes and have timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal state, local and foreign law, except where such nonpayment would have no reasonable likelihood of having a Material Adverse Effect on the Company. Neither the Company nor any Tax Affiliate is or has been a party to any tax sharing agreement, and neither has assumed the liability of any other Person for Taxes. There are no Liens on any of the assets of the Company or the Tax Affiliates with respect to Taxes, other than for Taxes not yet due and payable.

      2.11. EMPLOYEE BENEFITS.

            (a) Set forth on Schedule 2.11 of the Company Disclosure Schedule is a list setting forth each employee benefit plan or arrangement maintained, contributed to or sponsored by the Company or any ERISA Affiliate or under which the Company or any Affiliate may incur any liability, including, but not limited to, employee pension benefit plans, as defined in
                 Section 3(2) ERISA, multiemployer plans, as defined in Section 3(37) or 4001(a)(3) of ERISA, employee welfare benefit plans, as in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, employment or consulting or termination agreements, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Parent).

            (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code; (vi) none of the Company or any of its Subsidiaries nor any plan fiduciary of any Employee Benefit Plan has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA or knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Benefit Plan or has been assessed any civil penalty under Section 502 (l) of ERISA.

            (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to representatives of Parents, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualifications or materially increase its costs; (iii) no such plan is a defined benefit plan within the meaning of Section 3(35) of ERISA; (iv) all contributions to, and payments from and with respect to such plans which may have been required to be made in accordance with such plans and when applicable, have been timely made; and (v) all contributions to the plans and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments of benefits with respect to the plans and all insurance premiums for any period ending before the Effective Date that are not yet but will be required to be made, are properly accrued and reflected on the Company Reports.

            (d) Multiemployer Plans. None of the Company nor any ERISA Affiliate has at any time contributed to or been obligated to contribute to any "multiemployer plan" (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability which remains unsatisfied.

            (e) Welfare Plans. Except as set forth on Schedule 2.11 of the Company Disclosure Statement, neither the Company nor any ERISA Affiliate is obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death or other benefits with respect to any employee or former employee of the Company, any ERISA Affiliate or any of their predecessors after termination of employment (other than as may be required under Section 4980 of the Code) and no condition exists which would prevent the Company or one of its ERISA Affiliates from amending or terminating any such Welfare Plan; (ii) the Company and each ERISA Affiliate has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan.

            (f) Employment Arrangements. Except as set forth on Schedule 2.4 or Schedule 2.11 of the Company Disclosure Statement, and except as provided by law, the employment of all persons presently employed or retained by the Company or any of its Subsidiary is terminable at will. Except as set forth on
                 Schedule 2.11 of the Company Disclosure Statement, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, provides for the payment of any amount (i) that is not deductible under Section 162(a) (1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

            (g) No Acceleration. Except as contemplated hereby or as set forth on Schedule 2.4(a) or Schedule 2.11 of the Company Disclosure Statement, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any employee benefit plan or arrangement (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

            (h) No Other Material Liability. No event has occurred in connection with which the Company or any of its Subsidiaries, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Benefit Plan or (B) pursuant to any obligation of the Company or any of its Subsidiaries to indemnify any person against liability incurred under any such statute, regulation or order as they relate to such plans. Except as set forth on Schedule 2.11 or Schedule 4.1 of the Company Disclosure Statement, none of the Company or any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Benefit Plan or other benefit arrangement which is intended to cover employees or former employees of the Company or any Subsidiary or to amend or modify any existing such plan or arrangement.

            (i)  No representation is made in this Section 2.11 regarding NCC.

      2.12. ENVIRONMENTAL

            (a) The Company is currently and has in the past been in compliance with all Environmental Laws, except where the failure to be or have been in compliance would not be reasonably likely to have a Material Adverse Effect on the Company. There are no existing, and the Company is not aware of any potential or threatened, Environmental Claims against the Company or its Subsidiaries which are reasonably likely to have a Material Adverse Effect on the Company. There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any Governmental Authority or quasi-governmental authority relating to any Environmental Laws which regulate, obligate or bind the Company or its Subsidiaries.

            (b) True and correct copies of any environmental reports, audits or assessments which have been conducted, either by or on behalf of the Company or its Subsidiaries, regarding any of the Company's or its Subsidiaries current or former properties have been made available to the Parent.

      2.13. LITIGATION. Except as set forth on Schedule 2.13 of the Company Disclosure Statement, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or, to their knowledge, threatened, anticipated or contemplated against, by or affecting the Company or its Subsidiaries, or any of the Company's or any of its Subsidiaries' properties or assets, which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company or any of its Subsidiaries is or was a party which have not been complied with in full or which continue to impose any obligations on the Company or any its Subsidiaries (other than those that would not be reasonably likely to have a Material Adverse Effect).

      2.14. DISCLOSURE IN PROXY STATEMENT, SCHEDULE 14D-9 AND SCHEDULE 14D-1. None of the information which has been or will be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement in connection with the meeting of the stockholders of the Company held to approve the Merger (the "Proxy Statement") will, at the time such Proxy Statement is mailed to the stockholders of the Company, include an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information which has been or will be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or any amendments or supplements thereto including the Schedule 14D-1 and the Offer to Purchase, will, at the time the Offer Documents (or such amendments or supplements) are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. The Schedule 14D-9 or any amendments or supplements thereto will not, at the time it or any such amendments or supplements are filed with the SEC, sent or given to stockholders of the Company, or at the time the Offer is consummated is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance in which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parents, Merger Sub or their respective officers, directors or affiliates provided to the Company by Parents or Merger Sub in writing for inclusion in the Proxy Statement, the Schedule 14D-9 or the supplements or amendments thereto. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws.

      2.15. OPINION OF FINANCIAL ADVISORS. The Company has received (and delivered to representatives of Parents a true copy thereof) the opinion from Credit Suisse First Boston to the effect that the consideration to be received by the Company's stockholders in the Offer and the Merger is fair to the Company's stockholders from a financial point of view and such opinion has not been modified or withdrawn.

      2.16. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      2.17. TAKEOVER RESTRICTIONS. To the best knowledge of the Company, other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation of any state or other jurisdiction applies or purports to apply to the Agreement or any of the transactions contemplated herein, including the Merger. No provision of the certificate of incorporation or bylaws of the Company or any Subsidiary would, directly or indirectly, restrict or impair the ability of Merger Sub or its affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or any Subsidiary that may be acquired or controlled by Merger Sub or its affiliates pursuant to this Agreement or permit any shareholder to acquire securities of the Company on a basis not available to Merger Sub in the event that Merger Sub were to acquire securities of the Company.

      2.18. PATENTS, TRADEMARKS, ETC. To the Company's best knowledge, the Company or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of the Company and its Subsidiaries. To the Company's best knowledge, no claims have been asserted by any person, and neither the Company nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by the Company or its Subsidiaries, challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any Subsidiary is a party, in any case that would be reasonably likely to have a Material Adverse Effect on the Company.

      2.19. COMPLIANCE WITH LAW. The business of the Company and its Subsidiaries is not being conducted and the properties and assets of the Company and its Subsidiaries are not currently owned or operated in violation of any law, ordinance, regulation, order, judgment, injunction, award or decree of any governmental or regulatory entity or court or arbitrator, except for possible violations which either individually or in the aggregate do not, and so far as can be reasonably foreseen will not, have a Material Adverse Effect.

      2.20. ABSENCE OF LIENS. Except for Liens granted pursuant to the KMC Credit Agreement and such as to not interfere in any material respect with the use and operation thereof or would have no reasonable likelihood of having a Material Adverse Effect, there are no Liens on any of the assets of the Company or its Subsidiaries (other than NCC) to secure indebtedness for borrowed money.

                                  ARTICLE  III

                       REPRESENTATIONS AND WARRANTIES OF

                             PARENTS AND MERGER SUB

     As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each Parent and Merger Sub, jointly and severally, make the following representations and warranties to the
Company:

      3.1. CORPORATE STATUS. Each Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or threatened proceeding for the dissolution, liquidation or insolvency of either Parent or Merger Sub.

      3.2. POWER AND AUTHORITY. Each Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Each Parent, and Merger Sub and the stockholders of each have taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

      3.3. ENFORCEABILITY. This Agreement has been duly executed and delivered by each Parent and Merger Sub, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

      3.4. NO VIOLATION. The execution and delivery of this Agreement by each Parent and Merger Sub, the performance by each Parent and Merger Sub of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not: (i) contravene any provision of their Organizational Documents; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against either of them;
            (iii) conflict with, result in any breach of, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, require any consent under, or give rise to a right of payment under or the right to terminate or amend any

            Contract which is applicable to, binding upon or enforceable against any of Parents or Merger Sub or any Subsidiary of any of them; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of any of the Parents or Merger Sub or any subsidiary of any of them;
            (v) give to any individual or entity a right or claim against any of the Parents or Merger Sub or any subsidiary of any of them; or
            (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the HSR Act and the Exchange Act.

      3.5. REPORTS AND FINANCIAL STATEMENTS. From January 1, 1997 until the date hereof, each Parent has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited, to any Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "Parent Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Parent Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.6. NO COMMISSIONS. Except as disclosed to the Company, neither of the Parents, nor Merger Sub nor any of Parents' Subsidiaries have incurred any obligation for any finder's, broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

      3.7. DISCLOSURE IN PROXY STATEMENT. None of the information which has been or will be supplied by either Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement is mailed to the stockholders of Parents and the Company, include an untrue statement of a material fact, or omit to state a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information which has been or will be supplied by Parents and Merger Sub specifically for inclusion in the Proxy Statement and the Schedule 14D-9 or any amendment or supplement thereto of the Company will, at the time the Schedule 14D-9 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. The Offer Documents or any amendment or supplement thereto will not, at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parents or Merger Sub by the Company in writing for inclusion in the Offer Documents, the Proxy Statement, the Schedule 14D-1 or amendments or supplements thereto. The Schedule 14D-1 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws.

      3.8. FINANCING. Parents will have or will obtain available funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby and thereby, to pay related fees and expenses and to refinance indebtedness under the KMC Credit Agreement and the 10 1/2% Notes, as required by this Agreement.

                                  ARTICLE  IV

            CONDUCT OF BUSINESS AND PROPERTIES PRIOR TO THE CHANGE IN
                               MAJORITY DIRECTORS

      4.1. CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CHANGE IN MAJORITY DIRECTORS. The Company covenants and agrees that, between the date of this Agreement and the Change in Majority Directors, the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact the Company's and the Subsidiaries' present lines of business, maintain their respective rights and preserve their respective present relationships with customers, suppliers, and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as set forth on Schedule 4.1, the Company shall not, nor shall it permit any Subsidiary or other entity it controls, between the date of this Agreement and the Change in Majority Directors, directly or indirectly, do any of the following without the prior consent of Parents:

            (a) Amend or otherwise change its certificate of incorporation or bylaws, or equivalent Organizational Documents, or amend any material term of any outstanding security;

            (b) (i) Declare or pay any dividends on or make or become obligated to make other distributions in respect of any of its capital stock, except dividends by the wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

            (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the Employee Benefit Plans, other than the issuance of capital stock or other equity interests upon the exercise of stock options issued prior to the date of this Agreement;

            (d) (i) Incur or suffer to exist any indebtedness for borrowed money other than under the KMC Credit Agreement in the ordinary course of business or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries, or guarantee any debt securities of other Persons other than indebtedness of the Company or any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company and other than in the ordinary course of business; or (ii) make any loans, advances or capital contributions to any other Person, other than loans or advances to employees not in excess of $250,000 in the aggregate in the ordinary course of business consistent with past practices, and other than by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company;

            (e) (i) Increase the compensation payable or to become payable to any of its executive officers or employees; (ii) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Employee Benefit Plan) for the benefit or welfare of any director, executive officer or other employees or former director or employees; (iii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, except to employees other than to any executive officer and not to exceed $250,000 in the aggregate; (iv) effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of the Company's Subsidiaries; or (v) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except in each case (A) any such increases or grants made in the ordinary course of business and in accordance with past practice, or (B) as provided in Section 5.11;

            (f) Except in the ordinary course of business, consistent with past practice, acquire (including, without limitation, for cash or shares of stock or partnership interests, by merger, consolidation or acquisition of stock or assets) any interest in any Person or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person, other than such acquisitions or investments which in the aggregate do not exceed $100,000;

            (g) Make any commitments for capital or other expenditures in excess of $2 million;

            (h) Acquire by purchase Representation Agreements for amounts, individually or in the aggregate, exceeding $2 million;

            (i) Modify, terminate, or enter into any material Contract other than as provided herein or in the ordinary course of business, consistent with past practice;

            (j) Take any action with respect to accounting policies or procedures, or with respect to Tax elections, audits or controversies, other than in the ordinary course of business and in a manner consistent with past practices;

            (k) Pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice and other than other claims, liabilities or obligations not exceeding $3 million in the aggregate;

            (l) (i) Enter into any material transaction with any executive officer, director or Affiliate thereof; (ii) pay or become obligated to pay any material liability or obligation to any executive officer, director or Affiliate, other than as disclosed on Schedule 2.11 and 4.1 of the Company Disclosure Statement; (iii) or waive any rights of material value or cancel any material debts or claims or any debts or claims with respect to an officer, director or Affiliate;

            (m) Except as otherwise permitted hereby, take any action that could reasonably be expected to result in any of the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8, 2.10, 2.11, 2.12,
                 2.14, 2.15, 2.16, 2.17, 2.18, 2.19 and 2.20 of this Agreement
                 (other than any representation or warranty which is expressly made as of a specified date) (the "Surviving Representations"), becoming untrue in any material respect or any of the conditions to the Merger set forth in Article VI not being satisfied; or

            (n) Agree, in writing or otherwise, to take or authorize any of the foregoing actions.

                                   ARTICLE  V

                             ADDITIONAL AGREEMENTS

      5.1. FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

      5.2. COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

      5.3. OTHER ACTIONS. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein as soon as possible, including, without limitation, using its reasonable best efforts to effect the Offer and Merger pursuant to
            Section 253 of the DGCL, if greater than 90% of the outstanding Common Stock is accepted for payment in the Offer, and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby; provided, however, in no event shall either party be required to divest or forfeit material incidents of control of any material assets in order to obtain approval of a governmental authority (including, without limitation, under the HSR Act). Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

      5.4. HSR ACT. Parents and the Company shall make promptly their respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby. The parties hereto shall cooperate on any exchange of information subject to joint attorney/client privilege.

      5.5.  ACCESS TO INFORMATION.  From the date hereof to the Effective
            Time, the Company shall (and shall cause its Subsidiaries and their respective officers, directors, employees, auditors, counsel, representatives, and agents to) afford the officers, employees, auditors, counsel, representatives, and agents (the "Representatives") of Parents reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities, books, records and tax returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

      5.6. NOTIFICATION OF CERTAIN MATTERS. Each of the parties to this Agreement shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any covenant, condition or agreement contained herein not to be complied with or satisfied; provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement.

      5.7. CONFIDENTIALITY; PUBLICITY. Each party to this Agreement shall comply with the provisions of any confidentiality agreement between Parents or any Affiliate and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms. Parents, Merger Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions completed by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed upon by the parties.

      5.8.  SOLICITATION

            (a) The Company agrees that it shall not, nor shall it permit any of its Subsidiaries to (and the Company shall use its best efforts to cause any officer, director, employee, representative or agent of the Company or any of the Company's Subsidiaries not to): (i) solicit, initiate, or encourage the submission of (including by way of furnishing information), any Takeover Proposal (as hereinafter defined); (ii) enter into any agreement with respect to any Takeover Proposal; or
                 (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company under applicable law (after consultation with counsel), the Company may, in response to a Takeover Proposal which was unsolicited or which did not otherwise result from a breach of this
                 Section 5.8(a), and subject to providing one full day's prior written notice of its decision to Parents, (x) furnish information with respect to the Company to any person making such Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel), and (y) participate in discussions and negotiations regarding such Takeover Proposal; provided, however, that the Company shall not enter into any definitive agreement with any Person regarding such Takeover Proposal for the lesser of (a) three days and (b) the time remaining until one full business day prior to the expiration of the Offer; and provided, further, that nothing contained in this
                 Section 5.8(a) shall prohibit the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to a tender offer by a Third Party pursuant to Rules 14d-9 and 14e-2 of the Exchange Act. For purposes of this Agreement, "Takeover Proposal" means any bona fide proposal or offer or public announcement of a proposal, plan or intention to do (whether or not in writing and whether or not delivered to the stockholders of the Company generally) a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement. "Superior Proposal" means a Takeover Proposal made by a Third Party and its Subsidiaries, on terms that the Board of Directors determines in good faith (based on the advice of its counsel and financial advisors) to be more favorable to its stockholders than the Offer, taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing for the proposal (or contingencies therefor), the Person making the proposal, and the certainty of consummation, and which the Board of Directors determines in good faith (after consultation with counsel) should be considered by the Board of Directors in order to prevent the Board of Directors from breaching its fiduciary duties to stockholders under applicable law.

            (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.8, the Company shall immediately advise Parents orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person and its Affiliates (if known to the Company) making such request or Takeover Proposal. The Company will keep Parents reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

      5.9.  PROXY STATEMENT.

            (a) If necessary and as soon as practicable, the Company will take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of approving the Merger and for such other purposes as may be necessary or desirable. The Company will
                 (i) subject to the terms of Section 5.8, endorse the Offer and Merger and recommend to its stockholders the approval of this Agreement, the Merger and the transactions to be consummated hereunder; and (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger.

            (b) As soon as practicable, the Company will prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement"), which shall (subject to Section 5.8) include the recommendations and findings of the Board of Directors set forth in Section 2.16, and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company stockholders. Parents shall furnish all information concerning Parents and their Affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement.

            (c) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least 90 percent of the outstanding shares of Common Stock (assuming the exercise of all outstanding Options), the Company agrees, at the request of Parents, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition and satisfaction or waiver of the conditions of Article VI, without a meeting of the stockholders of the Company.

      5.10. EMPLOYMENT MATTERS. From and after the date of purchase of shares of Common Stock pursuant to the Offer, Parents will cause the Surviving Corporation to honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director, or employee of the Company or any of its Subsidiaries. From and after the date of purchase of shares of Common Stock pursuant to the Offer, Evergreen shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide employees of the Surviving Corporation and the Subsidiaries employee benefits that are substantially comparable to benefits provided to such employees prior to such time (other than with respect to stock and stock-based plans or programs, including stock grants, restricted stock, options to purchase stock, dividend rights, or other stock based awards) with credit for time of service with the Company and its Subsidiaries. From and after any termination of a Company Employee Benefit Plan, Evergreen shall, or shall cause the Surviving Corporation to, provide U.S. employees of the Surviving Corporation and its Subsidiaries (other than NCC) with a similar employee benefit plan (if then in existence at Evergreen) that, in the aggregate, provides benefits that are substantially comparable to those provided generally to employees of Evergreen and its Subsidiaries; provided, however, that from and after the Effective Time, except as expressly set forth in this Section 5.10, no provision of this Agreement shall prevent Parents or the Surviving Corporation from amending or terminating any such plan, program or policy or any benefit plan established or maintained for the benefit of current or former employees of the Company or any of its Subsidiaries. In addition, promptly after the date of purchase of shares of Common Stock pursuant to the Offer, Parents shall make arrangements for provision to employees of the Company and its Subsidiaries an equity incentive program at the Surviving Corporation funded with options to acquire shares of or shares of the survivor of the contemplated merger of the Parents in size and scope comparable to the Company's current stock option and other stock-based plans, on terms satisfactory to the Continuing Directors.

      5.11. STOCK OPTIONS.  The Compensation Committee of the Board of
            Directors of the Company shall adopt resolutions which provide for the cancellation of all Options as of the Effective Time in exchange for the payment of the excess, if any, of the Offer Price over the exercise price therefor, net of applicable income and employment taxes, if any.

      5.12. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. For six years after the Effective Time, Parents shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") the full extent permitted by the Company's certificate of incorporation, bylaws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parents and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the

            Company. Parents or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of six years after the Effective Time; provided, that the Parents may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further that if the existing D&O Insurance expires, is terminated or canceled during such period, Parents or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall either Parents or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section in excess of 200% of the aggregate premiums paid by the Company in 1996.

      5.13. CERTAIN AGREEMENTS. Except with respect to a Superior Proposal, neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Merger Sub.

      5.14. FINANCING. From and after the date of purchase of shares of Common Stock pursuant to the Offer, Parents agree to timely make available or cause to be made available to the Company funds sufficient to provide for working capital of the Company and to refinance indebtedness under the KMC Credit Agreement and the 10 1/2% Notes, as required. The Company agrees to cooperate with Parents and their Affiliates to enable Parents and their Affiliates to obtain such funds including through the incurrence or refinancing of indebtedness by the Company and their Subsidiaries, to the extent the same would not conflict with the obligations of the Company or its Subsidiaries under any agreement to which any of them is subject and seek to obtain such waivers as may be necessary or appropriate.

                                  ARTICLE  VI

            CONDITIONS TO THE OBLIGATIONS OF PARENTS AND MERGER SUB

     The obligations of Parents and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Parents and Merger Sub:

      6.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company contained in this Agreement shall be true and correct when made as of the date of this Agreement, except for failures that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Surviving Representations shall be true and correct on and as of the Closing Date, except for failures that would not, individually or in the aggregate, have a Material Adverse Effect on the

            Company. The Company shall have performed or complied in all material respects with all of its obligations required by Articles I, IV and V of this Agreement to be performed or complied with at or prior to the Closing Date. The Company shall have delivered to Parents a certificate, dated as of the Closing Date, and signed by an executive officer of the Company, certifying to the effect of the above.

      6.2. ORGANIZATIONAL DOCUMENTS. The Company shall have delivered to Parents (i) copies of the Organizational Documents of the Company as in effect immediately prior to the Effective Time; (ii) copies of resolutions adopted by the Board of Directors and the stockholders of the Company authorizing the transactions contemplated by this Agreement; (iii) a certificate of good standing of the Company issued by the Secretary of State of Delaware as of a date not more than five business days prior to the Effective Time, certified in each case as of the Effective Time by the Secretary of the Company as being true, correct and complete, and (iv) the written resignations of each of the Continuing Directors.

      6.3. GOVERNMENTAL CONSENTS. The Company and Parents shall have received consents to the Merger contemplated hereby with respect to any Governmental Authority on or prior to the Closing and effective through and including the Closing Date.

      6.4. NO ORDER OR INJUNCTION. There shall not be issued and in effect by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

      6.5. OTHER DOCUMENTS. Parents shall have received such other documents, instruments and certificates incidental to the transactions contemplated by this Agreement as are reasonably requested by Parents.



                                  ARTICLE  VII

                        CONDITIONS TO THE OBLIGATIONS OF

                                  THE COMPANY

     The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company.

      7.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Parents and Merger Sub contained in this Agreement shall be true and correct in all material respects when made as of the date of this Agreement. Parents and Merger Sub shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Effective Time, except in the event failure to comply would not prevent the consummation of the transactions contemplated hereby. Each of the Parents and the Merger Sub shall have delivered to the Company a certificate, dated as of the Effective Date, and signed by an executive officer of each of the Parents and the Merger Sub, certifying to the effect of the above.

      7.2. STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock entitled to vote at regular or special meeting.

      7.3. NO ORDER OR INJUNCTION. There shall not be issued and in effect by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.

      7.4. CORPORATE CERTIFICATE. Parents and Merger Sub shall have delivered the Company (i) copies of the Organizational Documents of each Parent and Merger Sub as in effect immediately prior to the Effective Time; (ii) copies of resolutions adopted by the Board of Directors of each Parent and Merger Sub and the stockholders of Merger Sub authorizing the transactions contemplated by this Agreement; and (iii) a certificate of good standing of each Parent and Merger Sub issued by the Secretary of State of Delaware as of a date not more than five business days prior to the Effective Time, certified in each case as of the Effective Time by the respective Secretary of each Parent and Merger Sub as being true, correct and complete.

      7.5. OTHER DOCUMENTS. The Company shall have received such other documents, instruments and certificates incidental to the transactions contemplated by this Agreement as are reasonably requested by it.

                                 ARTICLE  VIII

                                  DEFINITIONS


      8.1. DEFINED TERMS. As used herein, the following terms shall have the following meanings:

            "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the Exchange Act, as in effect on the date hereof.

            "AMEX" means the American Stock Exchange.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

            "Environmental Claims" means all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of (i) Environmental Laws; or (ii) the presence, use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances at any location, whether or not owned, leased or operated by the Company or its Subsidiaries.

            "Environmental Laws" means all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Toxic Substances Control Act ("TSCA"), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Atomic Energy Act of 1954, the Occupational Safety and Health Act ("OSHA") and the Emergency Planning and Community-Right-to-Know Act, each as amended, and all analogous laws promulgated or issued by any Governmental Authority.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any entity which is (or at any relevant time was) (i) a Subsidiary of the Company, or (ii) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company or any of its Subsidiaries, as set forth in Section 414 (b), (c), (m) or (o) of the Code.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) and any other materials or substances subject to regulation, control or remediation under Environmental Laws.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "KMC Credit Agreement" means the Credit Agreement, dated as of December 19, 1996, among Katz Media Corporation, the Lenders as defined therein, the DLJ Capital Funding, Inc., as Syndication Agent and the First National Bank of Boston, as Administration Agent, as amended.

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge)

            "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects. With respect to any Person, a Material Adverse Change (or Effect) refers to such Person and its Subsidiaries.

           "NCC" means National Cable Communications, L.P.

           "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effective of such registration statement.

           "Representation Agreement" means any agreement (including, without limitation, any agreement applicable to a specific radio or television broadcast station (each, a "Station Agreement") or any master agreement, mutual agreement or letter agreement (each, a "Master Agreement") applicable to one or more radio or television broadcast stations or Station Agreements) now in effect or hereafter entered into between the Company or any of its Subsidiaries and owners and operators of electronic media (including, without limitation, radio and television stations, cable systems, interactive television projects, Internet and other on-line services) pursuant to which the Company or such Subsidiary sells advertising on such media, as such agreements may be amended, supplemented or otherwise modified from time to time.

           "SEC" means the Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Subsidiary" shall mean, as to any Person, any corporation, joint venture, limited liability company, partnership, other business entity or Person of which at least a majority of voting securities or other ownership interests are, at the time as of which any determination is being made, owned directly or indirectly by such Person, and as to the Company, shall also include NCC.

           "Tax Affiliate" means, as to any Person, (i) any Subsidiary of such Person, and (ii) any Affiliate of such Person with which such Person files or is eligible to file consolidate, combined or unitary tax returns.

           "Tax Authority" includes the Internal Revenue Service and any state, local, foreign or other governmental authority responsible for the administration of any Taxes.

           "Tax Return" means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Tax Authority.

           "Taxes" includes all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability documentary stamp, employment, estimated, excise, fees, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

           "10 1/2% Notes" means the 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation.

           "Third Party" means any Person other than Parents, Merger Sub or any of their respective Affiliates.

      8.2. OTHER DEFINITIONAL PROVISIONS.

            (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

            (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the feminine gender shall also denote the neuter and feminine where the context so permits.

                                  ARTICLE  IX

                       TERMINATION, AMENDMENT AND WAIVER


      9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

            (a) By mutual written consent of all of the parties hereto at any time prior to the Closing;

            (b) By Parents and Merger Sub upon delivery of written notice to the Company in accordance with Section 10.1 of this Agreement in the event of a material breach by the Company of any provisions of this Agreement, which breach shall not be remedied within ten business days of written notice specifying such breach in reasonable detail and demanding that the same be remedied;

            (c) By the Company upon delivery of written notice to Parents in accordance with Section 10.1 of this Agreement in the event of a material breach by Parents or Merger Sub of any provision of this Agreement, which breach shall not be remedied within ten business days of written notice specifying such breach in reasonable detail and demanding that the same be remedied;

            (d) By Parents, Merger Sub, or the Company upon delivery of written notice to the others in accordance with Section 10.1 of this Agreement, if the Closing shall not have occurred by December 31, 1997, unless the failure of the Closing to occur is the result of a breach by the terminating party that caused the Closing to be delayed;

            (e) By Parents, Merger Sub or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

            (f) By Parents and Merger Sub if, due to any event, occurrence or non-occurrence, as the case may be, which results in or constitutes a failure to satisfy a Tender Offer Condition, the Offer is terminated or expires in accordance with its terms without Merger Sub having purchased any Common Stock thereunder provided, that Parents or Merger Sub may not terminate if any of them is in material breach of this Agreement;

            (g) By Parents and Merger Sub or the Company if th stockholders of the Company shall have failed to approve this Agreement, the Merger and the transactions contemplated herein at the meeting called pursuant to Section 5.9, provided that prior to or contemporaneous with such termination the payments set forth in Section 10.3 of this Agreement shall have been paid to Merger Sub;

            (h) By Parents and Merger Sub if (i) the Board of Directors (A) shall withdraw or modify in any manner adverse to Parents or Merger Sub its approval or recommendation of this Agreement or the Merger or the Stockholder Agreement, (B) in response to the commencement of any tender offer or exchange offer by Persons other than Parents and their Affiliates for more than 25% of the outstanding shares of the Company's Common Stock, shall have not recommended rejection of such tender offer or exchange offer within the time prescribed therefor by applicable law, (C) shall approve or recommend any Takeover Proposal other than the Offer, or (D) shall resolve to take any of the actions specified in clauses (A) or (C) above or
                 (ii) the stockholders party to the Stockholder Tender Agreement fail to tender their shares of Common Stock in the Offer unless permitted under the terms of the Stockholder Tender Agreement;

            (i) By the Company, if Parents or Merger Sub terminate the Offer in accordance with this Agreement, or the Offer shall have expired without Parents or Merger Sub purchasing any Shares of Common Stock pursuant hereto; provided, that, the Company may not terminate if it is in material breach of this Agreement; or

            (j) By the Company, if the Board of Directors of the Company shall have determined to accept a Superior Proposal, provided that prior to or contemporaneous with such termination the payments set forth in Section 10.3 of this Agreement shall have been paid to Merger Sub.

      9.2. EFFECT OF TERMINATION. Except for the provisions of Section 5.7 and Section 10.3 hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE  X

                               GENERAL PROVISIONS


      10.1. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

            (a)   if to the Company to:

                  Katz Media Group, Inc.
                  125 West 55th Street
                  New York, New York 10019
                  Attn: Thomas F. Olson
                  Telecopy:  (212) 424-6489

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue
                  New York, New York 10022
                  Attn: Edward D. Sopher
                  Telecopy: (212) 872-1002

            (b)   if to Parents or Merger Sub to:

                  Evergreen Media Corporation
                  433 East Las Colinas Blvd.
                  Irving, Texas  75039
                  Attn:  Scott K. Ginsburg
                  Telecopy: (972) 869-3671

                  and to

                  Chancellor Broadcasting Company
                  12655 North Central Expressway
                  Suite 405
                  Dallas, Texas  75243
                  Attn:  Steven Dinetz
                  Telecopy:  (972) 239-0220
                  with a copy to:

                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, D.C. 20004-2505
                  Attn:    Eric L. Bernthal
                  Telecopy:   (202) 637-2201

      10.2. ENTIRE AGREEMENT. This Agreement, the Stockholder Tender Agreement, the Management Tender Agreement, and the Confidentiality Agreement and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matters and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter. The Company Disclosure Statement constitutes a part hereof as though set forth in full above.

      10.3. EXPENSES.

            (a) (i) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 10.3, the Company shall (provided that neither of Parents nor Merger Sub is then in material breach of its obligations under this Agreement), promptly, but in no event later than the earlier of (A) the time specified in Section 9.1 hereof, if any, or (B) one business day after the termination of this Agreement reimburse Parents and Merger Sub (to be paid as Parents jointly direct in writing) for all documented Expenses up to $2 million.

                 (ii) As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks (including commitment fees), investment banking firms and other financial institutions, and their respective agents and counsel, and counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or its affiliate on its or their behalf, whether incurred prior to, on or after the date of this Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof, including the preparation, printing, filing and mailing of the Offer Documents and all other matters related to the transactions contemplated hereby.

            (b)  If (i) this Agreement shall have been terminated pursuant to
                 Section 9.1(b) or pursuant to condition (a) of Annex 1 and either of the following shall have occurred prior to such termination: (A)(x) any corporation, partnership, person, other entity or "group" (as referred to in Section

                 13(d)(3) of the Exchange Act) other than Merger Sub, Parents, or any of their respective Affiliates, but excluding the entities' signatory to the Stockholder Tender Agreement and their Affiliates or any "group" of which any such Persons is a member, shall have become the beneficial owner of more than 25% of the outstanding shares of the Company's Common Stock, or (y) any Person (other than Merger Sub, Parents, or any of their respective Affiliates or any "group" of which any such Persons is a member) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public, a Takeover Proposal (including by making such Takeover Proposal) and (B) on or prior to the eighteen-month anniversary of the date of this Agreement, the Company either consummates with a Person referred to in (A)(x) or (y) a transaction the proposal of which would otherwise qualify as an Takeover Proposal under Section 5.8 or enters into a definitive agreement with respect to and subsequently consummates a transaction with a Person referred to in (A)(x) or (y) the proposal of which would otherwise qualify as an Takeover Proposal under Section 5.8; or (ii) this Agreement is terminated pursuant to Section 9.1(h) or (j), then in the case of clauses (i) or (ii) of this Section 10.3(b) the Company shall (1) in the case of clauses (b)(i)(A) and (b)(ii) above, promptly, but in no event later than the earlier of (a) the time, if any, specified in Section 9.1, or (b) one business day after the termination of this Agreement and (2) in the case of clause (b)(i)(B) above, promptly, but in no event later than the date of the event specified therein shall have occurred, pay Parents (as they jointly direct in writing) Merger Sub a fee of $8 million in cash, which amount shall be payable in same day funds.

            (c) In addition to the other provisions of this Section 10.3, in the event a fee is or becomes payable pursuant to Section 10.3 hereof, the Company agrees promptly, but in no event later than two business days following written notice thereof, to reimburse Merger Sub or its designee for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Expenses pursuant to paragraph (a) of this Section and the fee pursuant to paragraph (b) of this Section, as a result of any breach by the Company of its obligations under this Section 10.3.

            (d) Except as set forth in Section 10.3(a), each of the parties hereto shall pay all the fees and expenses incurred by it incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated herein; provided that the Company covenants and represents and warrants that such fees and expenses incurred by the Company for services of attorneys, accountants, investment bankers (including for the fairness opinion) and all other advisors to the Company associated with the transactions contemplated herein, will not exceed $5 million.

      10.4. AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

      10.5. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the without the prior written consent of Parents and Merger Sub within the prior written consent of the Company.

      10.6. REPRESENTATIONS AND WARRANTIES. None of the representation and warranties contained in this Agreement or any instrument or other document deliver pursuant to this Agreement shall survive the Effective Time.

      10.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

      10.8. INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever, the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

      10.9. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereunder which would specify the application of the law of another jurisdiction.

      10.10. JURISDICTION; CONSENT TO SERVICE OF PROCESS.

             (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement and waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against a party hereto with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware, and each party hereto hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.


             (b) Each of the parties hereto consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.1.


      10.11. ARM'S LENGTH NEGOTIATIONS. Each party hereto expressly represents and warrants to all other parties hereto that (i) before executing this Agreement, said party has fully informed himself or itself of the terms, contents, conditions, and effects of this Agreement;
             (ii) said party has relied solely and completely upon his or its own judgment in executing this Agreement; (iii) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (iv) said party has acted voluntarily and of his or its own free will in executing this Agreement; (v) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (vi) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

      10.12. MATTERS AFFECTING PARENTS. It is understood and agreed that, except as expressly provided in this Agreement, no condition in or matter affecting the pending transactions between the Parents shall act as a condition to the obligations of Parents or Merger Sub hereunder or give rise to any right on the part of Parents or Merger Sub to terminate this Agreement. The obligations of Parents hereunder are joint and several. Any amendment, consent or waiver on part of Parents or Merger Sub may be given by Evergreen on part of Parents and Merger Sub.

              THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                              CHANCELLOR BROADCASTING COMPANY


                              By: /s/ ERIC C. NEUMAN
                                  --------------------------------------------
                                  Name: Eric C. Neuman
                                  Title: Vice President


                              EVERGREEN MEDIA CORPORATION


                              By: /s/ SCOTT K. GINSBURG
                                  --------------------------------------------
                                  Name:  Scott K. Ginsburg
                                  Title: Chairman of the Board, President
                                         and Chief Executive Officer


                              MORRIS ACQUISITION CORPORATION


                              By: /s/ SCOTT K. GINSBURG
                                  --------------------------------------------
                                  Name:  Scott K. Ginsburg
                                  Title: President and Chief Executive Officer


                              KATZ MEDIA GROUP, INC.


                              By: /s/ THOMAS F. OLSON
                                  --------------------------------------------
                                  Name:   Thomas F. Olson
                                  Title:  President and Chief Executive Officer

                                    ANNEX 1


     The capitalized terms used herein have the meanings set forth in the Merger Agreement dated as of July 14, 1997 (the "Merger Agreement") to which this Annex 1 is attached.

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Merger Agreement or the Offer, Merger Sub shall not be required to accept for payment, purchase or pay for any shares of Common Stock tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Offer and may postpone the acceptance for payment of and payment for any shares of Common Stock, if prior to the time of acceptance for payment of shares of Common Stock tendered and if pursuant to the Offer (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) (i) there shall not have been validly tendered and not properly withdrawn pursuant to the Offer at least a majority of the shares of Common Stock, on a fully diluted basis (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall not have expired or been terminated, or (iii) any of the following shall occur:

      (a) Any representation or warranty of the Company in the Merger Agreement shall have been untrue or incorrect as of the date of the Merger Agreement, or any Surviving Representation shall become untrue or incorrect, except in each case for any failure that would not have a Material Adverse Effect on the Company; or the Company shall have failed to perform or comply in all material respects with its obligations required by Articles I, IV and V of the Merger Agreement to be performed or complied with prior to payment for any shares of Common Stock tendered in the Offer.

      (b) There shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority, or tribunal, domestic or foreign, (i) challenging the acquisition by Parents or Merger Sub of the shares of Common Stock, seeking to restrain or prohibit the making or consummation of the Offer; (ii) seeking to obtain from Parents or Merger Sub any material damages, fines or legal sanctions related to the Offer or the Merger or the subsequent ownership or operation of the Company;
           (iii) seeking to prohibit or limit the ownership or operation by Parents or Merger Sub or any of their affiliates of any material portion of the business or assets of the Company or to compel Parents or Merger Sub or any of their affiliates to dispose of or forfeit material incidents of control all or any material portion of the business or assets of the Company or of Merger Sub; (iv) seeking to impose limitations on the ability of Parents or Merger Sub or any of their affiliates effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Parents or Merger Sub or any of their affiliates on all matters properly presented to the Company's stockholders; or (v) seeking to require divestiture by Parents or Merger Sub or any of their affiliates of any shares of Common
           Stock; or

      (c) There shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issued or deemed applicable to the Offer, the Merger or other similar business combination by Merger Sub or any affiliate of Parents with the Company, or any other action shall have been taken by any government, governmental authority or agency or court with respect to a proceeding described in paragraph (b) above, domestic or foreign, that has, or, in Parents' sole discretion, could be expected to result in, any of the consequences referred to in paragraph (b) above; or

      (d) There shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any Person (other than a governmental authority or agency), before any court or governmental regulatory or administrative agency, authority, or tribunal, domestic or foreign, that (i) relates solely to the business of the Company or its Subsidiaries (including employee related matters) prior to the date of the Merger Agreement (and not in connection with or in contemplation of the transactions contemplated by the Merger Agreements and (ii) would if adversely determined have a Material Adverse Effect; or


      (e) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., the American Stock Exchange, or the Nasdaq Stock Market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on July 11, 1997; or (iv) in the case of any of the foregoing existing at July 11, 1997, a material acceleration or worsening thereof;

           The foregoing conditions are for the sole benefit of Parents and Merger Sub and may be asserted by Parents or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parents or Merger Sub, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Parents or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any particular facts or circumstances shall not be deemed a wavier with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parents or Merger Sub concerning the event descried above will be fined and binding upon all parties.